ARTICLES OF AMENDMENT TO

ARTICLES OF INCORPORATION OF

IDEAEDGE, INC.

ID#: 19901048370

IdeaEdge, Inc., a Colorado corporation (the “Corporation”), having its principal office at 6440 Lusk Blvd., Suite 200, San Diego California 92121, hereby certifies to the Department of Corporations of Colorado that:

FIRST:

The Corporation desires to amend its Articles of Incorporation (the “Articles”) as currently in effect.

SECOND:

The Articles are hereby amended as of May 1, 2009 to read as follows:

ARTICLE II shall be deleted in its entirety and replaced with the following:

ARTICLE II

The name of the Corporation shall be “Socialwise, Inc.”

The following shall be added to Section C “Voting Rights” of ARTICLE V:

(3)

NO CUMULATIVE VOTING.  The Corporation shareholders shall not be allowed to cumulate their votes in the election of the Corporation’s directors.

THIRD:

This amendment to the Articles has been duly authorized and approved by the Board of Directors and shareholders of the Corporation as required by law.

IN WITNESS WHEREOF, the Corporation has caused this Amendment to Articles to be signed in its name and on its behalf by its President and witnessed by its Secretary.

_/s/ James Collas______________________

James Collas, President

_/s/ Chris Nicolaidis____________________

Chris Nicolaidis, Secretary